Fundamental Investors, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$197,751
Class B	$2,978
Class C	$2,662
Class F	$12,265
Total	$215,656
Class 529-A	$2,608
Class 529-B	$94
Class 529-C	$204
Class 529-E	$90
Class 529-F	$84
Class R-1	$52
Class R-2	$578
Class R-3	$2,778
Class R-4	$3,121
Class R-5	$3,995
Total	$13,604

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2400
Class B	$0.0824
Class C	$0.0706
Class F	$0.2392
Class 529-A	$0.2272
Class 529-B	$0.0589
Class 529-C	$0.0584
Class 529-E	$0.1636
Class 529-F	$0.2675
Class R-1	$0.0680
Class R-2	$0.0694
Class R-3	$0.1649
Class R-4	$0.2290
Class R-5	$0.2881

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	840,927
Class B	36,757
Class C	40,574
Class F	56,999
Total	975,257
Class 529-A	12,426
Class 529-B	1,672
Class 529-C	3,810
Class 529-E	584
Class 529-F	356
Class R-1	832
Class R-2	9,232
Class R-3	19,594
Class R-4	15,316
Class R-5	16,653
Total	80,475

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.20
Class B	$44.10
Class C	$44.05
Class F	$44.18
Class 529-A	$44.17
Class 529-B	$44.15
Class 529-C	$44.14
Class 529-E	$44.14
Class 529-F	$44.14
Class R-1	$44.07
Class R-2	$44.05
Class R-3	$44.13
Class R-4	$44.14
Class R-5	$44.21